Exhibit (l)(33)

                               PURCHASE AGREEMENT

AGREEMENT dated this __ day of _________, ____, by and between Armada Funds (the "Trust"), a Massachusetts business trust, and Professional Funds Distributor, LLC ("PFD").

         1. The Trust hereby offers PFD and PFD hereby purchases one each of Class EEE, Class EEE - Special Series 1, Class EEE - Special Series 2, Class EEE
- Special Series 3, Class EEE - Special Series 4 and Class EEE - Special Series 5 shares of beneficial interest (no par value per share) representing interests in the Trust's Small Cap Core Fund at a price of $10.00 per share (collectively known as "Shares").

         2. PFD hereby acknowledges receipt of one Share each of Class EEE, Class EEE - Special Series 1, Class EEE - Special Series 2, Class EEE - Special Series 3, Class EEE - Special Series 4 and Class EEE - Special Series 5. The Trust hereby acknowledges receipt from PFD of funds in the amount of $10.00 for each such Share.

         3. PFD represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         4. The names "Armada Funds" and "Trustees of Armada Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Armada Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of _________, ____.

                                          ARMADA FUNDS
Attest:
                                          By:__________________________

                                          Title:________________________

                                          PROFESSIONAL FUNDS DISTRIBUTOR, LLC
Attest:

                                          By:      _______________________

                                          Title:   _______________________